Ms. Jennifer Y. Hyman RENT THE RUNWAY, INC. 10 JAY STREET BROOKLYN, NEW YORK 11201 February 25, 2025 Re: Amended and Restated Employment Agreement Amendment Dear Jenn: This Letter Agreement constitutes an amendment to the Amended and Restated Employment Agreement between you and Rent the Runway, Inc., a Delaware corporation (the “Company”), dated as of October 5, 2021, as previously amended May 18, 2022 (the “Employment Agreement”). Capitalized terms used in this Letter Agreement and not defined shall have the meaning given such terms in the Employment Agreement. 1. Salary. For fiscal year 2025 and thereafter during the Term, the Salary shall be set at an annual rate of Seven Hundred and Fifty Thousand Dollars ($750,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Salary remains subject to review no less than annually for possible increase, but not decrease, by the Board or its authorized committee. 2. Except as expressly provided for in this Letter Agreement, the Employment Agreement and its terms and conditions remain in full force and effect and unchanged by this Letter Agreement. This Letter Agreement is to be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law principles thereof. The provisions of Section 17 of the Employment Agreement with respect to dispute resolution shall apply to this Letter Agreement. 3. Please acknowledge your agreement to the terms and conditions set forth in this letter by signing and dating this letter in the space provided below. [signature page follows]

Very truly yours, /s/ Cara Schembri Cara Schembri Agreed and accepted /s/ Jennifer Y. Hyman Jennifer Y. Hyman 2